EXHIBIT 10.28
AMENDMENT TWO
TO THE
PEROT SYSTEMS CORPORATION RESTRICTED STOCK PLAN
     This Amendment Two (the “Amendment”) to that certain Restricted Stock Plan (the “Plan”) of Perot Systems Corporation (the “Company”) is made as of December 22, 2008. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Plan or the applicable Restricted Stock Agreement.
     WHEREAS, the Board of Directors of the Company (the “Board”) desires to amend the Plan to comply with the applicable requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “ Code”); and
     WHEREAS, Section 1 of the Plan provides that the Board is authorized to amend the terms of the Plan.
     NOW, THEREFORE, the Plan is amended in the following respects:
     Section 5 of the Plan is amended by adding the following sentence to the end of Section 5(c):
          “Notwithstanding the foregoing, any restrictions or conditions on the Restricted Stock issued to a Participant which grants the Company the option to repurchase the Restricted Stock may not be exercised unless the repurchase price is not greater than 100% of the current Market Value of the Restricted Stock at the time of repurchase.”
     IN WITNESS WHEREOF, the Company has caused the execution of this Amendment on this 22nd day of December, 2008.

PEROT SYSTEMS CORPORATION
By:
Peter Altabef
President and Chief Executive Officer

By:
Thomas D. Williams
Vice President, General Counsel and Secretary